Exhibit 99.1

FOR IMMEDIATE RELEASE

Yahoo! Reports Third Quarter 2001 Financial Results

Company Posts $166.1 Million in Revenue and $8.4 Million in Pro Forma Net Income

                SUNNYVALE, Calif. – Oct. 10, 2001 – Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $166.1 million for the third quarter ended September 30, 2001, compared to net revenues of $295.5 million for the third quarter ended September 30, 2000.  Pro forma net income for the quarter ended September 30, 2001 was $8.4 million or $0.01 per share diluted (1).  This compares to pro forma net income of $81.1 million or $0.13 per share diluted for the comparable period in the previous year (1).  The actual net loss for the third quarter ended September 30, 2001, which includes net investment losses of $17.9 million, was $24.1 million or $0.04 per share diluted, compared to actual net income of $47.7 million or $0.08 per share diluted reported in the comparable period of the previous year.

                During the quarter, Yahoo!’s strong consumer metrics underscored the company’s leadership position among online consumers.  Yahoo!’s global network continues to be No. 1 worldwide in terms of unique users, reach, and time spent (Nielsen//NetRatings, August 2001).  Yahoo!’s global audience grew to 210 million unique users, compared to 166 million in September 2000.  In addition, a record 80 million active registered members logged onto Yahoo!® during September 2001.  The company’s traffic increased to a record 1.25 billion page views per day on average during September 2001.

                “In the five months since I joined Yahoo!, we have been building upon Yahoo!’s already solid foundation and we are continuing on our path of evolutionary change. We remain focused on opportunities that will strengthen our leadership position, provide essential services to our users and partners, and drive profitable growth,” said Terry Semel, Yahoo!’s chairman and CEO. “While we find ourselves in an unprecedented environment of economic uncertainty, the recent tragic events in the United States have proven that the Internet is a highly valuable global communications and information delivery medium. Although there is limited visibility into the future, Yahoo! intends to manage through this period and emerge from it an even stronger leader.”

                 “Yahoo!’s global audience of active, loyal consumers continues to grow, strengthening our position as the leading Internet destination and the partner of choice for marketers and businesses,” said Jeff Mallett, Yahoo!’s president and chief operating officer. “We will continue to leverage Yahoo!’s powerful global franchise to maximize the growth opportunities in our key businesses of marketing services, business and enterprise services and consumer services.”

 Management Update

As part of Yahoo!’s commitment to attract and retain experienced industry leaders, the company recently announced three key new additions to the senior management team. Yahoo! appointed Wenda Harris Millard as chief advertising sales officer, responsible for driving the North American sales of the company’s advertising and marketing services initiatives and leading the North American sales organization. James A. Fanella was named senior vice president of business and enterprise services, and is leading the development and business strategies for Yahoo!’s services that target enterprise customers, including Corporate Yahoo! and Yahoo! Broadcast Services. Additionally, Yahoo! named Elizabeth Sartain as senior vice president of human resources, overseeing the company’s global human resources efforts.

_______________________
(1) Pro forma net income and net income per share calculations for all 2001 and 2000 periods exclude acquisition-related and restructuring charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, investment gains and losses, and income related to a contract termination fee.

Yahoo! Reports Third Quarter 2001 Financial Results/Page 2

                “The top-notch leaders we have recently hired solidify our experienced senior-level management team and positions Yahoo! for future growth,” added Semel. “These seasoned professionals will continue to enhance the quality of both our advertising and business services sales organizations and sustain our increased focus on providing clients with essential solutions to suit their varied needs.”

Company’s Business Outlook
                “Through fiscal discipline, Yahoo! delivered on our revenue and profitability projections in the third quarter while managing through a challenging economic environment,” said Susan Decker, Yahoo!’s chief financial officer.  “We remain focused on building strong customer relationships which facilitate a higher quality revenue mix in addition to identifying and investing in areas that will drive long-term, profitable growth.”

                Based on current information, the company expects revenues for the fourth quarter 2001 to be between $160 and $180 million, thereby implying a range of $688 to $708 million for the full year 2001.  By business segment, the company expects revenues from business and premium services to represent approximately 20% of total revenue in the fourth quarter and approaching 20% for the full year 2001, with marketing services and commerce accounting for the remainder.

                In the fourth quarter 2001, Yahoo! expects pro forma earnings before interest, depreciation and amortization (EBITDA)  to range from a $5 million loss to a $10 million profit and pro-forma earnings per share (EPS) to be approximately breakeven to $0.01.  For the full year 2001, pro forma EBITDA is expected to be between $10 million to $25 million and pro-forma EPS in the range of $0.04 to $0.06.

                The company expects capital expenditures to be approximately $15 to $20 million in the fourth quarter 2001 and approximately $85 million to $90 million for the full year 2001. Charges related to amortization are expected to be approximately $17 million in the fourth quarter and $60 million for the full 2001 year. Yahoo! also expects depreciation to be approximately $18 million in the fourth quarter and $67 million for fiscal year 2001.  The pro forma tax rate for the company is expected to be 48 percent for the full year 2001.

                The Business Outlook for the company will be available on the company’s Investor Relations Web site throughout the current quarter.  It is currently expected the full Business Outlook will not be updated until the release of Yahoo!’s next quarterly earnings announcement; however, Yahoo! reserves the right to update the full Business Outlook or any portion thereof at any time for any reason.

Quarterly Conference Call
                Yahoo! will host a conference call today to discuss third quarter results at 5:00 p.m. Eastern Time. A live Webcast of the onference call can be accessed at http://webevents.broadcast.com/yahoo/101001. In addition, a replay of the call will be vailable for 48 hours following the conference call and can be accessed through the “Conference Calls” area of the company’s Investor Relations Web site at www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 16498858.

About Yahoo!
                Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 210 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!’s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company’s global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

Yahoo! Reports Third Quarter 2001 Financial Results /Page 3

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!’s strategic and operational plans.  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance.  The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!’s premium and corporate services; the ability to successfully change the customer mix among Yahoo!’s advertising customers; general economic conditions (including the effects of the terrorist attacks on the United States on September 11, 2001 and related events); the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution.  All information set forth in this release and its attachments is as of October 10, 2001, and Yahoo! undertakes no duty to update this information.  More information about potential factors that could affect the company’s business and financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2000 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.  Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 which will be filed with the SEC in the near future.

# # #

Yahoo!, Corporate Yahoo!, and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:
Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contact:
Cathy Larocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.
Third Quarter 2001 Operating Highlights
October 10, 2001

Audience Growth, Usage and Loyalty

•	The company’s traffic increased to 1.25 billion page views per day on average during September 2001, a record for the company.

•	Yahoo!’s global audience grew to 210 million unique users during September 2001, up from 166 million in September 2000. A record 80 million active registered members logged into their personalized Yahoo! services during September 2001.

•	More time is spent on Yahoo! than on any other portal. An average Yahoo! user spends 2 hours and 27 minutes per month up from 1 hour and 59 minutes. (Nielsen//Netratings, August 2001)

•	Yahoo! has the most loyal audience in the US, with a month-to-month retention rate of 79.2%. (Jupiter Media Metrix, August 2001)

•	Yahoo! has the largest global reach, reaching 51.93% of the global Internet population. (Global Internet Index, Nielsen//Netratings, August 2001)

•	According to Brand Asset Valuator® (Young and Rubicam, September 2001), the U.S. population ranks Yahoo! first among all Internet companies in terms of brand strength. According to the study, Yahoo! is also perceived as being one of the most revolutionary brands, being dynamic, innovative, up-to-date, a leader, fun and progressive.

•	Yahoo! is the number one Internet property in Argentina, Hong Kong, India, Ireland, Japan, Singapore and Taiwan and the number two Internet property in Australia, Canada, Mexico, New Zealand, South Africa, South Korea, the United Kingdom and the United States. Yahoo! is in the top five in Brazil (#4), France (#4), Germany (#4), Israel (#4), Italy (#5) and Spain (#3). (Nielsen//Netratings, August 2001)

•	The Yahoo! network enjoys very broad usage. Consumer traffic is spread throughout the company’s network. Yahoo! ranks in the top three in its reach of the US Internet audience in many key verticals including Yahoo! Mail (#2), Yahoo! Finance (#1), Yahoo! Shopping (#2), Yahoo! News (#2), Yahoo! Sports (#3) and Yahoo! Travel (#3). Additionally, Yahoo! Shopping is the number one portal shopping site on the Web. (Jupiter Media Metrix Custom Category Report, August 2001)

Management Team

•	The company appointed Wenda Harris Millard as its chief advertising sales officer. Millard will be responsible for driving the North American sales of the company’s advertising and marketing services initiatives and leading the North American sales organization.

•	The growing strength of Yahoo!’s sales organization is further underscored by the new leadership installed at the regional level. Industry veteran John Glascott joined Yahoo! in July 2001 to lead the Eastern region; Jon Schwartz, previously regional vice president of Yahoo!’s Central region, has recently been appointed to lead the Western region; and Charles Thomas, an experienced Yahoo! sales executive, has been appointed regional vice president for the Central region.

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Yahoo! Third Quarter 2001 Operating Highlights/Page 2

•	In August, Yahoo! announced the appointment of James A. Fanella to the new position of senior vice president for business and enterprise services. Fanella will be a key member of Yahoo!’s senior management team and will lead the development and business strategies for Yahoo!'s services that target enterprise customers, which currently include Corporate Yahoo! and Yahoo! Broadcast Services.

•	Also in August, Elizabeth Sartain was appointed senior vice president of human resources. Sartain has more than 20 years of experience in human resource management. Prior to joining Yahoo! in August 2001, she was “vice president of people” at Southwest Airlines for six years, a company well-known for its dynamic culture and one that has frequently made Fortune magazine’s lists of “Best Companies to Work for in America” and “Most Admired Companies.”

Alliances and Partnerships

In the third quarter of 2001, Yahoo! entered into a number of major agreements.  Highlights include the following:

•	Yahoo! announced that it had a new global payments partner with HSBC, one of the world’s largest banking and financial services organizations. Yahoo! and HSBC will work together to deliver a co-branded, person-to-person payments system to consumers around the world. Additionally, HSBC will mount a comprehensive online and offline marketing program to make their products and services available to Yahoo!’s 210 million consumers.

•	Yahoo! announced a multi-faceted agreement with Sony Corporation of America which leverages a wide range of assets from each company. The multi-year agreement represents a significant relationship between Sony and Yahoo!, two of the world’s leading consumer brands. Sony and Yahoo! will work together in four key areas: development and distribution of a co-branded Web site, e-commerce, enterprise advisory services, and content integration and promotion.

•	Yahoo! announced an exclusive, multi-year deal with the Federation Internationale de Football Association (FIFA), the governing body of soccer and host to the world’s most popular sporting event. Through the agreement, Yahoo! will exclusively produce, market, host, and with FIFA, sell sponsorships of the official co-branded Web site of the FIFA World Cup™. Yahoo! has also become one of 15 official worldwide FIFA Partners. The deal includes the 2002 FIFA World Cup Korea/Japan™ (May 31, June 30) and the 2006 FIFA World Cup™ in Germany.

September 11 Efforts

•	Following the tragic events of September 11, millions of people turned to the Web and Yahoo! to access information, communicate with loved ones, build community, and find ways to help. Traffic on Yahoo! News surged to ten times the normal level in the early hours of September 11 and our round-the-clock reporting on FinanceVision attracted 60 times its normal daily user streams.

•	After the events of September 11, Yahoo! partnered with several relief organizations and provided special links throughout its network to encourage users to donate to relief organizations including the American Red Cross, the NY Firefighter’s 9-11 Disaster Relief Fund and the Salvation Army. In total, Yahoo! facilitated more than $30 million in donations during the days that followed the attacks. Yahoo! also was a founding partner of the American Liberty Partnership, the Internet industry’s initiative to bring online support to those organizations most in need of help.

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Yahoo! Third Quarter 2001 Operating Highlights/Page 3

•	Yahoo! played a major part in the entertainment industry’s unprecedented event, “America: A Tribute to Heroes.” Yahoo! built and hosted the Website, tributetoheroes.org, which enabled people from around the world to view a live simultaneous Internet broadcast and make online donations. More than 420,000 people viewed the event online.

Essential Marketing Solutions

•	Yahoo! served 3,215 advertisers and merchants during the third quarter. Yahoo! clients include 25 of the Fortune 50 and 48 of the Fortune 100 advertisers. New accounts and major brands served in the third quarter include American Airlines, the Dockers® brand, Hallmark Inc., Macy’s, McDonald’s, Pizza Hut, Sears, and Whirlpool.

•	On October 2nd, Yahoo! became the first online global monument to “go pink” in support of Estée Lauder’s Global Landmarks Illumination Initiative – the illumination of worldwide landmarks in pink lights to raise awareness about breast cancer. Yahoo! joined the Estée Lauder Companies, along with other recognized world landmarks, to encourage people to think pink and generate funds for The Breast Cancer Research Foundation (BCRF).

•	Yahoo! worked closely with Macy’s to develop a custom front page promotion to support the Macy’s initiative to nominate a teenager to cut the ribbon at the company’s annual Thanksgiving Day Parade™ in New York City. Yahoo! and Macy’s continue to receive nominations for this program and the winner will be announced on November 2.

•	Yahoo! UK & Ireland and Yahoo! Germany both achieved an advertising first in their respective markets. Yahoo! UK & Ireland became the first Internet site in the UK to broadcast a streaming media placement of the new MINI, in an event that was also the first advertisement to be streamed on the Yahoo! UK & Ireland homepage. Yahoo! Germany also streamed the first ever advertisement on the Yahoo! Germany homepage with Ford, and introduced the new model Ford Fiesta live via a streamed presentation from the Internationale Automobil Ausstellung (IAA) Frankfurt.

•	Adweek Magazines selected the premiere of Pepsi’s Britney Spears commercial on Yahoo! as the winner of “Best Online Marketing Event” category at Adweek’s Interactive Marketing Awards this year.

Business and Enterprise Services

•	Corporate Yahoo! is now deployed to 32 customers, including new customers Advisen, Pfizer, and ZixIt. Corporate Yahoo! launched Portal Builder 3.0 to add features and functionality to its enterprise portal solutions. The company has extended contracts with several customers and has expanded its relationship with Novell to further integrate Novell technology with the Corporate Yahoo! portal solution and to re-sell Corporate Yahoo!.

•	Yahoo! Broadcast Services launched Training Management Studio, tailored to meet departmental needs for rapid online training at a much lower cost than current learning management systems.

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Yahoo! Third Quarter 2001 Operating Highlights/Page 4

•	Yahoo! Broadcast Services launched Virtual Conference, aimed specifically at helping companies maintain their business critical communications during constricted economic times and address reduced or restricted corporate travel.

•	Yahoo! Broadcast Services also launched the Executive Communication Center – Breaking News Channel to enable rapid internal management communication.

•	Yahoo! Broadcast Services signed key new service agreements with American Honda Motor Co., Inc., and HSBC. In Europe, Yahoo! streamed the Reading Music Festival, one of the largest music festivals in Europe, on the website of UK television station Channel 4.

•	Yahoo! Broadcast Services delivered 583 corporate events for 435 business service customers and streamed over 12.9 million hours of corporate and consumer programming during the month of September.

•	Yahoo! Broadcast Services had the fastest start time among its primary competitors, meaning users experienced the least buffering with Y! Broadcast Services. (Keynote Systems Inc., September 2001)

Consumer Services

Commerce

•	Yahoo! enabled approximately $1.2 billion in commerce transactions in the third quarter of 2001. According to AC Nielsen, Yahoo! users spent $9.8 billion online during the third quarter of 2001.

•	In September, Yahoo! Shopping announced agreements with four major publishing firms to offer more than 1000 electronic books on Yahoo! Shopping. The agreements, with Penguin Putnam, a unit of Pearson plc; Viacom Inc.’s Simon & Schuster; Bertelsmann AG’s Random House; and News Corp.’s HarperCollins create the first online shopping site to offer the most sought after e-book titles available from multiple publishers.

•	Yahoo! Finance launched a service that allows investors to purchase timely, in-depth analyst research reports on thousands of individual companies. This offering, available in competitively priced packages or individually, provides consumers with in depth research and helps them to make more-informed investment decisions.

•	Yahoo! FinanceVision continued to be the number one streaming financial news site on the Web, (Jupiter Media Metrix Custom Category Report, August 2001) with 1 million hours of video streamed in September 2001.

•	In August, Yahoo! Autos began rolling out a new car buying service in cooperation with Ford Motor Company. Through this service, consumers can research the Ford, Lincoln or Mercury model of their choice on Yahoo! Autos, customize it, and request a quote from a local dealer. This new car lead referral program expands the scope of the relationship formed between Yahoo! and Ford in January 1999 and marks the first commerce opportunity for Yahoo! Autos.

•	Yahoo! Travel was launched in Yahoo! UK & Ireland and in Yahoo! France.

•	In Mexico, Yahoo! launched Yahoo! Autos, and in Brazil, the company launched Yahoo! Careers.

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Yahoo! Third Quarter 2001 Operating Highlights/Page 5

Communications

•	Yahoo!’s communication platform, including Yahoo! Messenger, Yahoo! Mail and Yahoo! Groups and Clubs, delivered 14.7 billion messages in September. Messages delivered in the third quarter were up over 27 percent from the previous quarter.

•	Continuing to further its industry-leading position, Yahoo! Messenger was the first instant messaging service to integrate Webcam functionality and make it immediately available to consumers and businesses. As part of the launch, Yahoo! announced an integrated marketing agreement with Logitech, Inc., the leading maker of Webcams, to co-market Logitech’s popular QuickCam® family of Webcams.

•	Yahoo! GeoCities expanded its current offerings with the introduction of two new premium packages - GeoCities Pro and GeoCities Webmaster. The GeoCities Pro and Webmaster packages give consumers access to advanced page-building tools and features including personal domain names that offer greater storage capacity, further personalization, and more flexibility with their individual Web sites.

•	Yahoo! Personals introduced two new premium services this quarter. “ClubConnect,” a new membership service within Yahoo! Personals, allows its members to start a conversation with an unlimited number of singles who have posted personal ads on Yahoo! Personals. Yahoo! Personals also added “Enhanced Ad,” an affordable new tool that will allow users to create more effective, unique and personalized ads.

•	Yahoo! Photos and Yahoo! Briefcase introduced an additional 50MB of online storage space for users to upload and store their digital pictures or electronic documents.

Media and Entertainment

•	Yahoo! Hong Kong, Yahoo! China and Yahoo! Singapore launched the first regional, large-scale actress recruitment campaign for “The Touch” from Mythical Films. Through this exclusive campaign, a winner will be selected online to play the character of 14-year-old Michelle Yeoh. Participants have been encouraged to produce their personal homepage on Yahoo! GeoCities to better promote themselves to the judges. Polls will be held regionally on Yahoo! so that users can help select the winner, and director Peter Pau and Michelle Yeoh, co-producer and female lead, will act as the final judges.

•	Yahoo! announced an agreement with MovieTickets.com, an online ticketing and information service, that enables people to purchase movie tickets online through Yahoo! Movies for the US and Canada.

•	Yahoo! provided comprehensive coverage of the Tour de France in the UK & Ireland, France, Germany, Italy, Spain and Denmark. Yahoo! Sports achieved record page views across Europe for the quarter.

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Yahoo! Third Quarter 2001 Operating Highlights/Page 6

Mobilization

•	Yahoo! Everywhere launched Yahoo! Messenger for SMS in Singapore and India and signed five new international agreements in the third quarter including deals in Europe, Asia, and Latin America. The company signed an agreement with Telcel, the leading operator in Mexico; with TMTOUCH in Malaysia; and with Celus in Singapore. The company also signed its first agreement in India with Hutchison, and Yahoo! UK & Ireland signed an agreement with BskyB, Europe’s largest digital TV platform, to add Yahoo! Mail to Sky TV set top boxes.

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Yahoo!, Corporate Yahoo!, My Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Net revenues	$166,131	$295,548	$528,511	$799,305
Cost of revenues	40,598	38,616	119,700	109,673

Pro forma gross profit	125,533	256,932	408,811	689,632

Operating expenses:
Sales and marketing	86,225	106,366	292,161	285,602
Product development	29,347	26,843	90,673	73,203
General and administrative	19,677	16,942	58,635	47,537

Total operating expenses	135,249	150,151	441,469	406,342

Pro forma income (loss) from operations	(9,716)	106,781	(32,658)	283,290

Other income, net	25,527	25,403	79,453	62,038
Minority interests in operations of consolidated subsidiaries	310	(1,394)	772	(5,422)

Pro forma income before income taxes	16,121	130,790	47,567	339,906

Provision for income taxes	7,738	49,700	22,832	129,164

Pro forma net income	$8,383	$81,090	$24,735	$210,742

Pro forma net income per share - diluted	$0.01	$0.13	$0.04	$0.34

Shares used in per share pro forma calculation - diluted	595,025	612,971	595,978	614,398

Supplemental Financial Data

Pro forma EBITDA (1)	$6,769	$113,799	$15,127	$299,528
Pro forma after tax cash earnings (2)	$25,076	$89,628	$73,054	$231,650
Pro forma after tax cash earnings per share - diluted	$0.04	$0.15	$0.12	$0.38

The above unaudited pro forma condensed consolidated statements of operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following (in thousands):

Pro forma net income	$8,383	$81,090	$24,735	$210,742
Amortization of acquired intangible assets	(15,163)	(7,662)	(45,636)	(20,667)
Payroll taxes on option exercises	(433)	(4,000)	(1,113)	(12,290)
Stock compensation expense	(1,050)	(4,990)	(8,107)	(17,190)
Restructuring costs	-	-	(40,700)	-
Acquisition-related costs	-	(22,370)	(4,750)	(22,785)
Other income, net:
Investment gains (losses), net	(17,914)	5,017	(27,502)	45,673
Contract termination fee	-	-	9,000	-
Goodwill amortization of Yahoo! Japan equity investment	(1,786)	(1,455)	(5,358)	(2,910)
Supplemental provision for income taxes (3)	3,844	2,035	15,302	(11,978)

Reported net income (loss)	$(24,119)	$47,665	$(84,129)	$168,595

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(1)	Defined as income (loss from operations before depreciation and amortization, stock compensation expense, and acquisition-related and restructuring charges.
(2)	Defined as pro forma net income before depreciation but after payroll taxes on option exercises.
(3)	Supplemental provision for income taxes reflects a pro forma effective tax rate of 48% for 2001 and a pro forma effective tax rate of 38% for 2000.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Net revenues	$166,131	$295,548	$528,511	$799,305

Cost of revenues	40,598	38,616	119,700	109,673
Amortization of purchased technology	100	2,244	3,126	6,432

Total cost of revenues	40,698	40,860	122,826	116,105

Gross profit	125,433	254,688	405,685	683,200

Operating expenses:
Sales and marketing	86,225	106,366	292,161	285,602
Product development	29,347	26,843	90,673	73,203
General and administrative	19,677	16,942	58,635	47,537
Payroll taxes on option exercises	433	4,000	1,113	12,290
Stock compensation expense	1,050	4,990	8,107	17,190
Amortization of intangibles	15,063	5,418	42,510	14,235
Restructuring costs	-	-	40,700	-
Acquisition-related costs	-	22,370	4,750	22,785

Total operating expenses	151,795	186,929	538,649	472,842

Income (loss) from operations	(26,362)	67,759	(132,964)	210,358

Other income, net	5,827	28,965	55,593	104,801
Minority interests in operations of consolidated subsidiaries	310	(1,394)	772	(5,422)

Income (loss) before income taxes	(20,225)	95,330	(76,599)	309,737

Provision for income taxes	3,894	47,665	7,530	141,142

Net income (loss)	$(24,119)	$47,665	$(84,129)	$168,595

Net income (loss) per share - diluted	$(0.04)	$0.08	$(0.15)	$0.27

Shares used in per share calculation - diluted	571,752	612,971	568,989	614,398

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2001	2000

ASSETS
Cash, cash equivalents, and investments in marketable debt securities (1)	$1,712,658	$1,688,666
Accounts receivable, net	53,157	90,561
Property and equipment, net	140,162	109,781
Investments in marketable equity securities	26,735	87,545
Other assets, net	422,557	293,023

Total assets	$2,355,269	$2,269,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$276,213	$226,184
Deferred revenue	109,956	117,165

Total liabilities	386,169	343,349

Minority interests in consolidated subsidiaries	28,542	29,313
Stockholders' equity	1,940,558	1,896,914

	$2,355,269	$2,269,576

_______________________
(1)	Cash, cash equivalents, and investments in marketable debt securities include restricted amounts of $259 million and $30 million at September 30, 2001 and December 31, 2000, respectively.

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,119)	$47,665	$(84,129)	$168,595
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,081	18,680	94,534	49,195
Tax benefits from stock options	2,895	40,718	6,058	125,534
Noncash restructuring costs	-	-	11,659	-
Other noncash items	17,447	2,453	35,276	(21,983)
Change in working capital	114	63,911	30,469	109,428

Net cash provided by operating activities	28,418	173,427	93,867	430,769

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net of proceeds from disposals	(16,813)	(22,738)	(71,869)	(65,785)
Purchases of equity securities	(445)	(41,896)	(9,475)	(89,686)
Sales of equity securities	2,456	-	14,359	-
Acquisitions and dispositions, net of cash acquired	(4,707)	-	(14,478)	2,726

Net cash used in investing activities	(19,509)	(64,634)	(81,463)	(152,745)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	8,922	121,560	62,869	322,900
Repurchase of Capital Stock	(59,988)	-	(59,988)	-
Other	4,600	2,724	8,707	5,245

Net cash provided by (used in) financing activities and other	(46,466)	124,284	11,588	328,145

Net change in cash, cash equivalents, and marketable debt securities	(37,557)	233,077	23,992	606,169
Cash, cash equivalents, and marketable debt securities at beginning of period	1,750,215	1,377,393	1,688,666	1,004,301

Cash, cash equivalents, and marketable debt securities at end of period	$1,712,658	$1,610,470	$1,712,658	$1,610,470